January 24, 2012                                                                                                                                FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Fourth Quarter and Annual Earnings of
$0.85 and $1.93 Per Diluted Common Share, Respectively

Financial Results for the Quarter and Year Ended December 31, 2011:

•
FDIC-Assisted Acquisition:  On October 7, 2011, Great Southern Bank entered into a purchase and assumption agreement, including a loss sharing agreement, with the FDIC to purchase substantially all of the assets and assume substantially all of the deposits and other liabilities of Sun Security Bank, a full-service bank headquartered in Ellington, Mo.  Great Southern Bank assumed approximately $281 million of deposits of Sun Security Bank at no premium and acquired at fair value approximately $164 million in loans and $9 million of foreclosed assets.  The transaction resulted in a preliminary one-time gain of $16.5 million (pre-tax) based upon the initial estimated fair value of the assets acquired and liabilities assumed.

•
Capital:  The capital position of the Company continues to be strong after the recent FDIC-assisted acquisition, significantly exceeding the “well capitalized” thresholds established by regulators. On a preliminary basis, as of December 31, 2011, the Company’s Tier 1 leverage ratio was 9.20%, Tier 1 risk-based capital ratio was 14.80%, and total risk-based capital ratio was 16.06%.

•
Total Loans:  Total gross loans, including FDIC-covered loans, increased $241 million, or 12.6%, from December 31, 2010, mainly due to the loans acquired in the Sun Security Bank transaction as well as increases in multi-family residential mortgage loans, commercial real estate loans and commercial business loans. Partially offsetting these increases were decreases in the FDIC-covered loan portfolios acquired in 2009. The Company’s loan portfolio, excluding FDIC-covered loans, increased $154.3 million, or 9.6%, from December 31, 2010.  The Bank's allowance for loan losses as a percentage of total loans, excluding loans covered by FDIC loss sharing agreements, was 2.33% at December 31, 2011.

•
Asset Quality: Non-performing assets and potential problem loans, excluding those covered by FDIC loss sharing agreements, totaled $128.7 million at December 31, 2011, up $2.9 million from September 30, 2011 and down $5.3 million from December 31, 2010.  Non-performing assets, excluding FDIC-covered non-performing assets, at December 31, 2011, were $74.4 million, a decrease of $7.4 million from $81.8 million at September 30, 2011 and a decrease of $3.9 million from $78.3 million at December 31, 2010.  Non-performing assets were 1.96% of total assets at December 31, 2011, compared to 2.39% at September 30, 2011.  Compared to September 30, 2011, non-performing loans decreased $2.4 million to $27.5 million at December 31, 2011, and foreclosed assets decreased $5.1 million to $46.9 million.  Potential problem loans, excluding FDIC-covered loans, were $54.3 million at December 31, 2011, an increase of $10.3 million, or 23.5%, from September 30, 2011 and a decrease of $1.3 million, or 2.4%, from December 31, 2010.  The increase from September 30, 2011, was primarily related to three relationships.

•
Net Interest Income:  Net interest income for the fourth quarter of 2011 increased $776,000 to $42.2 million compared to $41.5 million for the fourth quarter of 2010. Net interest margin was 5.10% for the quarter ended December 31, 2011, compared to 5.34% for the fourth quarter in 2010. The net interest margin for the fourth quarter of 2011 also decreased 27 basis points from the quarter ended September 30, 2011.  These decreases were primarily the result of less additional yield accretion in the fourth quarter of 2011 when compared to the fourth quarter of 2010 and the quarter ended September 30, 2011.  The positive impact on net interest margin from the additional yield accretion of the discount on acquired loan pools that was recorded during the period was 135 basis points for the quarter ended December 31, 2011, 184 basis points for the quarter ended September 30, 2011 and 196 basis points for the quarter ended December 31, 2010. For further discussion on the additional yield accretion of the discount on acquired loan pools, see the “Net Interest Income” section of this release.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the quarter ended December 31, 2011, were $0.85 per diluted common share ($11.7 million available to common shareholders) compared to $0.39 per diluted common share ($5.5 million available to common shareholders) for the quarter ended December 31, 2010.

Preliminary earnings for the year ended December 31, 2011, were $1.93 per diluted common share ($26.3 million available to common shareholders) compared to $1.46 per diluted common share ($20.5 million available to common shareholders) for the year ended December 31, 2010.

For the year ended December 31, 2011, earnings available to common shareholders were reduced by $1.2 million (or approximately $0.09 per common share) due to the one-time, non-cash write-off of the discount on preferred stock that occurred with the redemption on September 21, 2011 of the preferred stock issued to the Treasury under the CPP.

For the quarter ended December 31, 2011, annualized return on average equity was 18.13%; annualized return on average assets was 1.32%; and net interest margin was 5.10% compared to 10.02%, 0.74% and 5.34%, respectively, for the quarter ended December 31, 2010. For the year ended December 31, 2011, return on average equity was 11.57%; return on average assets was 0.87%; and net interest margin was 5.18% compared to 9.42%, 0.68% and 3.93%, respectively, for the year ended December 31, 2010.

President and CEO Joseph W. Turner commented, “Our quarterly and annual earnings reflect the hard work and commitment of the Great Southern team. In the fourth quarter, a great deal of our attention was on the FDIC-assisted acquisition of the former Sun Security Bank, consisting of 27 banking centers. The computer systems conversion will occur at the close of business on January 27, 2012, which will allow all Great Southern customers to bank at any of our 104 banking centers in five states. A preliminary one-time gain of $16.5 million (pre-tax) was recorded based upon the initial estimated fair value of the Sun Security Bank assets acquired and liabilities assumed from the FDIC on October 7, 2011.

“The quarter and year ended December 31, 2011, produced solid results. From the end of 2010, total deposits increased by approximately $368 million, including deposits from the former Sun Security franchise. We continued to attract new checking deposit customers throughout the Company’s footprint and saw a continued favorable shift in our deposit mix to lower-cost transaction accounts. Lending activity and loan demand increased modestly during both the three and twelve month periods of 2011.  Total gross loans, including FDIC-covered loans, increased $241 million mainly due to the loans acquired in the Sun Security Bank transaction, as well as increases in multi-family residential mortgage loans, commercial real estate loans and commercial business loans.

“The resolution of nonperforming assets continues to be a priority. Overall, nonperforming assets have decreased slightly from the end of 2010. While our objective is obviously to decrease our levels of classified and non-performing assets, we expect non-performing assets, loan loss provisions and net charge-offs to continue to remain at somewhat elevated levels and to potentially fluctuate from period to period. In the fourth quarter of 2011, management evaluated the foreclosed assets portfolio and made the decision to more aggressively market certain properties by reducing the asking prices to promote the sale of these items, many of which have been owned by the Bank for more than two years. These items were mainly in the land and lots category and undeveloped commercial real estate. As a result, the Company recorded a write-down of $9.4 million to the carrying value of these foreclosed assets.  Prior to the write-downs, these properties had a book value of $26.3 million.

Turner added, “As noted in our income discussions, net interest income and non-interest income were impacted in the fourth quarter and full year results due to our review and on-going evaluation of the FDIC-covered loans acquired in 2009. We determined that our expected cash flows on these portfolios were better than previously anticipated, which resulted in additional interest income being accreted on these loan portfolios. Excluding the impact of the additional yield accretion of the discount on acquired loan pools, net interest margin increased 36 basis points for the quarter ending December 31, 2011 when compared to the year-ago quarter and increased 22 basis points when compared to the quarter ended September 30, 2011, primarily due to a change in the deposit mix and generally lower funding costs over the last year and the effects of the former Sun Security Bank acquisition.

“While we are pleased with our overall performance in 2011, we understand that economic conditions remain a challenge. Our capital and earnings remain in positions of strength as we end 2011. We will maintain our focus in 2012 on key priorities: serving and meeting the needs of our customers, integrating the Sun Security Bank acquisition, reviewing other acquisition opportunities as they might arise, resolving problem assets, managing net interest margin and driving operational efficiencies where possible.”

Selected Financial Data:
(In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net interest income	$42,228	$41,452	$163,521	$125,341
Provision for loan losses	10,205	7,330	35,336	35,630
Non-interest income	17,398	(3,416)	12,260	31,952
Non-interest expense	37,900	23,351	104,663	88,904
Provision for income taxes	(512)	1,014	5,513	8,894
Net income	$12,033	$6,341	$30,269	$23,865

Net income available to common shareholders	$11,660	$5,482	$26,259	$20,462
Earnings per diluted common share	$0.85	$0.39	$1.93	$1.46

FDIC-ASSISTED ACQUISITION

On October 7, 2011, Great Southern Bank entered into a purchase and assumption agreement, including a loss sharing agreement, with the FDIC to purchase substantially all of the assets and assume substantially all of the deposits and other liabilities of Sun Security Bank, a full-service bank headquartered in Ellington, Mo.  Established in 1970, Sun Security Bank operated 27 locations in 15 counties in central and southern Missouri.  Only one market, Stockton, Mo., overlapped between the Sun Security Bank and Great Southern footprints, with both institutions operating one branch in this market.  Assets with a fair value of approximately $248.9 million were acquired, including $163.6 million of loans, $45.3 million of investment securities, $25.8 million of cash and cash equivalents, $9.1 million of foreclosed assets, $3.0 million of FHLB stock, and $2.1 million of other assets.  Liabilities with a fair value of $345.8 million were assumed, including $280.9 million of deposits, $64.3 million of FHLB advances and $547,000 of other liabilities.  A customer-related core deposit intangible asset of $2.5 million was also recorded.  As a result of the excess of liabilities over assets, the Bank received $43.5 million in cash from the FDIC.  Under the loss sharing agreement, the FDIC has agreed to cover 80% of the losses on the loans (excluding approximately $4 million of consumer loans) and foreclosed assets purchased subject to certain limitations.  The Company recorded an FDIC indemnification asset of $67.4 million as a result of this loss sharing agreement.

The former Sun Security Bank franchise is currently operating under the Great Southern name.  While the real estate, furniture and fixtures of the branch locations currently being operated were not included in the October 7, 2011 transaction, the Company anticipates purchasing the majority of them from the FDIC.  The exact cost of this purchase will be determined at a later date based on current appraisals, but the Company expects the cost to be less than $8 million.  Since the acquisition, banking center customer deposits have remained stable and the current retention rate is over 99%.  The Company expects to convert the Sun Security Bank operational systems into Great Southern’s systems on January 27, 2012, which will allow all Great Southern and former Sun Security Bank customers to conduct business at any banking center throughout the Great Southern five-state franchise.  Upon completion of the operational conversion, back office operations will be consolidated.

The Company recorded a preliminary one-time gain of $16.5 million (pre-tax) based upon the initial estimated fair value of the assets acquired and liabilities assumed in accordance with FASB ASC 805, Business Combinations, during the quarter ended December 31, 2011.  FASB ASC 805 allows a measurement period of up to one year to adjust initial fair value estimates as of the acquisition date.  The Company will continue to evaluate the fair value estimates and, if necessary, they may be adjusted during the measurement period.  Additional income will be recognized in future periods as loans are collected from customers and as reimbursements of losses are collected from the FDIC, but we cannot estimate the timing of this income due to the variables associated with this transaction. Based on the level of discounts expected to be accreted into income in future years and the loss sharing agreement with the FDIC, none of the acquired Sun Security Bank loans are considered non-performing, as we have a reasonable expectation to recover both the discounted book balances of such loans as well as a yield on the discounted book balances.

NET INTEREST INCOME

Net interest income for the fourth quarter of 2011 increased $776,000 to $42.2 million compared to $41.5 million for the fourth quarter of 2010. Net interest margin was 5.10% in the fourth quarter of 2011, compared to 5.34% in the same period of 2010, a decrease of 24 basis points. Net interest income for the year ended December 31, 2011 increased $38.2 million to $163.5 million compared to $125.3 million for the year ended December 31, 2010. Net interest margin was 5.18% in the year ended December 31, 2011, compared to 3.93% for the year ended December 31, 2010, an increase of 125 basis points. The average interest rate spread was 5.00% and 5.06% for the quarter and year ended December 31, 2011, respectively, compared to 5.22% and 3.81% for the quarter and year ended December 31, 2010, respectively. For the quarter ended December 31, 2011, the average interest rate spread decreased 22 basis points compared to the average interest rate spread of 5.22% in the quarter ended September 30, 2011.

The Company’s net interest margin was significantly impacted by additional yield accretion recognized in conjunction with the updated estimates of the fair value of the loan pools acquired in the 2009 FDIC-assisted transactions. On an on-going basis the Company estimates the cash flows expected to be collected from the acquired loan pools. For the loan pools acquired in 2011 from Sun Security Bank, the Company’s estimates of the cash flows expected to be collected did not materially change.  For the loan pools acquired in 2009, this cash flows estimate has increased each quarter, beginning with the third quarter of 2010, based on payment histories and reduced loss expectations of the loan pools.  This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. Therefore, the expected indemnification assets have also been reduced each quarter since the third quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever is shorter.  The impact of these adjustments on the Company’s financial results for the reporting periods presented is shown below:

	Three Months Ended
	December 31, 2011		December 31, 2010
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$9,494	135 bps	$15,215	196 bps
Non-interest income	(8,365)		(13,569)
Net impact to pre-tax income	$1,129		$1,646

	Year Ended
	December 31, 2011		December 31, 2010
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$49,208	156 bps	$19,452	61 bps
Non-interest income	(43,835)		(17,134)
Net impact to pre-tax income	$5,373		$2,318

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreements, respectively, they will impact future periods as well.  The remaining accretable yield adjustment that will affect interest income is $17.4 million and the remaining adjustment to the indemnification assets that will affect non-interest income (expense) is $(14.7) million.  Of the remaining adjustments, we expect to recognize $12.2 million of interest income and $(10.4) million of non-interest income (expense) in the next year.  Additional adjustments may be recorded in future periods as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the positive impact of the additional yield accretion, net interest margin increased 36 basis points when compared to the year-ago quarter, primarily due to a change in the deposit mix over the last year and generally lower funding costs.  Since December 31, 2010, lower-cost transaction deposits have increased as customers added to existing accounts or new customer accounts were opened, while higher-cost brokered deposits decreased.  In the year ended December 31, 2011, the Company redeemed $102.9 million of brokered deposits and replaced only $10.0 million due to the Company’s existing high liquidity levels.  While retail certificates of deposit increased over the year-ago quarter because of the deposits assumed in the Sun Security Bank FDIC-assisted acquisition, those assumed were at relatively low market rates and the yield on retail certificates continued to decrease as they matured throughout the year.  Also contributing to the increase in net interest margin were overall relatively consistent yields earned on investments and loans, excluding the yield accretion income discussed above, when compared to the year-ago quarter.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended December 31, 2011, non-interest income increased $20.8 million to $17.4 million when compared to the quarter ended December 31, 2010, primarily as a result of the following items:

•
Sun Security Bank FDIC-assisted acquisition:  As described above in the FDIC-assisted acquisition section, during the quarter ended December 31, 2011, a preliminary one-time gain of $16.5 million (pre-tax) was recorded based upon the initial estimated fair value of the Sun Security Bank assets acquired and liabilities assumed from the FDIC on October 7, 2011.

•
Amortization of indemnification asset:  As described above in the net interest income section, due to the increase in cash flows expected to be collected from the TeamBank and Vantus Bank FDIC-covered loan portfolios, $8.4 million of amortization (expense) was recorded in the quarter ended December 31, 2011 relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets.  This amortization (expense) amount was down $5.2 million from the $13.6 million that was recorded in the quarter ended December 31, 2010 relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC.

For the year ended December 31, 2011, non-interest income decreased $19.7 million to $12.3 million when compared to the year ended December 31, 2010, primarily as a result of the following items:

•
Amortization of indemnification asset:  As previously described, due to the increase in cash flows expected to be collected from the FDIC-covered loan portfolios, $43.8 million of amortization (expense) was recorded in the year ended December 31, 2011 relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets.  This amortization (expense) amount was up $26.7 million from the $17.1 million that was recorded in the year ended December 31, 2010 relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC.

•
Securities gains and impairments:  Fewer securities were sold during the year ended December 31, 2011, and, therefore, gains recognized on sales were $483,000, down $8.3 million from $8.8 million recognized for the year ended December 31, 2010.  During the year ended December 31, 2011, losses totaling $615,000 were recorded as a result of impairment write-downs in the value of an investment in a non-agency CMO.  The Company continues to hold this security in the available-for-sale category.  During the year ended December 31, 2010, no impairment write-downs were necessary based on analyses of the securities portfolio.

Partially offsetting the above decreases in non-interest income was the preliminary one-time gain of $16.5 million (pre-tax) recorded in relation to the Sun Security Bank FDIC-assisted acquisition during the year ended December 31, 2011, compared to the same period in 2010.

NON-INTEREST EXPENSE

For the quarter ended December 31, 2011, non-interest expense increased $14.5 to $37.9 million, when compared to the quarter ended December 31, 2010.  The increase was primarily due to the following items:

•
Sun Security Bank FDIC-assisted acquisition:  Non-interest expense increased $3.1 million for the quarter ended December 31, 2011 when compared to the quarter ended December 31, 2010, due to the FDIC-assisted acquisition of the former Sun Security Bank on October 7, 2011.  Of this amount, $1.3 million related to non-recurring acquisition-related expenses, primarily related to salaries and benefits ($539,000) and occupancy and equipment expenses ($538,000).

•
Salaries and benefits:  As a result of integrating the operations of Sun Security Bank and the Company’s overall growth, the number of associates employed by the Company in operational and lending areas increased 4.4% from December 31, 2010 to December 31, 2011.  This personnel increase, which excludes associates added from the former Sun Security Bank, as well as general merit increases for existing associates, was responsible for $1.2 million of the increase in salaries and benefits paid during the quarter ended December 31, 2011 when compared with the quarter ended December 31, 2010.

•
Amortization of tax credits:  The Company has invested in certain federal low-income housing tax credits and federal new market tax credits.  These credits are typically purchased at 70-90% of the amount of the credit and are generally utilized to offset taxes payable over ten-year and seven-year periods, respectively.  During the quarter ended December 31, 2011, tax credits used to reduce the Company’s tax expense totaled $3.5 million, up $2.2 million from $1.3 million for the quarter ended December 31, 2010.  These tax credits resulted in corresponding amortization expense of $2.9 million during the quarter ended December 31, 2011, up $1.8 million from $1.1 million for the quarter ended December 31, 2010. The net result of these transactions was an increase to non-interest expense and a decrease to income tax expense, which positively impacted the Company’s effective tax rate, but negatively impacted the Company’s non-interest expense and efficiency ratio.

•
Foreclosure-related expenses:  Since the economic recession began in 2008, real estate markets have not experienced full recovery and the Company has had continued higher levels of foreclosed assets.  Sales of certain types of foreclosed properties have been slow and as a result, the most recent asking prices for certain properties, which were based on estimated fair values, no longer reflected reasonable selling prices.  During the quarter ended December 31, 2011, the asking prices and values recorded for most properties in foreclosed assets, excluding those covered by FDIC loss sharing agreements, were reviewed and, in some cases, management and the Board of Directors determined to take a more aggressive approach to market some of these properties.  In the instances where the asking prices were reduced, the carrying values of the assets were adjusted down to reflect the new estimated selling prices.  In reviewing the values of the properties, the Company either used broker pricing or obtained new appraisals and discounted them based on our internal experience with similar properties.  The result of this review was a $9.4 million write-down in the carrying value of foreclosed assets during the quarter ended December 31, 2011, an $8.4 million increase in write-downs on foreclosed assets over the quarter ended December 31, 2010.  Prior to the write-downs, these properties had a book value of $26.3 million.

For the year ended December 31, 2011, non-interest expense increased $15.8 million, to $104.7 million, when compared to the year ended December 31, 2010.  The increase was primarily due to the following items:

•
Sun Security Bank FDIC-assisted acquisition:  Non-interest expense increased $3.1 million for the year ended December 31, 2011 when compared to the year ended December 31, 2010, due to the FDIC-assisted acquisition of the former Sun Security Bank on October 7, 2011.  Of this amount, $1.3 million related to non-recurring acquisition-related expenses, primarily related to salaries and benefits ($539,000) and occupancy and equipment expenses ($538,000).

•
Salaries and benefits:  As discussed above, increases in personnel in operation and lending areas, excluding associates added from the former Sun Security Bank, were responsible for $3.1 million of the increase in salaries and benefits paid during the year ended December 31, 2011 when compared with the year ended December 31, 2010.

•
Amortization of tax credits:  As discussed above, the Company has invested in certain federal low-income housing tax credits and federal new market tax credits.  During the year ended December 31, 2011, tax credits used to reduce the Company’s tax expense totaled $4.7 million, up $3.4 million from $1.3 million for the year ended December 31, 2010.  These tax credits resulted in corresponding amortization of $4.0 million during the year ended December 31, 2011, up $2.8 million from $1.2 million for the year ended December 31, 2010.

•
Foreclosure-related expenses:  Foreclosure-related expenses increased $6.9 million for the year ended December 31, 2011 when compared to the same period in 2010.  The increase was primarily due to the $9.4 million write-down previously discussed.

The Company’s efficiency ratio for the quarter ended December 31, 2011, was 63.56% compared to 61.39% for the same quarter in 2010. The efficiency ratio for the year ended December 31, 2011, was 59.54% compared to 56.52% for 2010.  The increases in the ratios from the prior to current periods were primarily due to the increases in non-interest expense described above.  The Company’s ratio of non-interest expense to average assets increased from 2.74% for the three months ended December 31, 2010, to 4.15% for the three months ended December 31, 2011.  The increase in the current period ratio was due to higher expenses in the 2011 period, as described above.  The Company’s ratio of non-interest expense to average assets increased from 2.52% for the year ended December 31, 2010, to 2.99% for the year ended December 31, 2011.  The increase in the current period ratio was due to lower average assets and increased non-interest expense in the 2011 period, as described above.  Average assets for the quarter ended December 31, 2011 increased $241.5 million, or 7.1%, from the quarter ended December 31, 2010.  Average assets for the year ended December 31, 2011 decreased $29.2 million, or 0.8%, from the year ended December 31, 2010.

INCOME TAXES

For the quarter and year ended December 31, 2011, the Company’s effective tax (benefit) rates were (4.4)% and 15.4%, respectively, due primarily to the effects of the tax credits discussed above and to tax-exempt investments and tax-exempt loans which reduced the Company’s effective tax rate. In future periods, the Company expects its effective tax rate will be approximately 17%-25% if it continues to maintain or increase its use of certain investment tax credits.  The Company’s effective tax rate may fluctuate as it is impacted by the level and timing of the Company’s utilization of tax credits and the level of tax-exempt investments and loans.

CAPITAL

As of December 31, 2011, total stockholders’ equity was $324.6 million (8.6% of total assets). As of December 31, 2011, common stockholders’ equity was $266.6 million (7.0% of total assets), equivalent to a book value of $19.78 per common share.  Total stockholders’ equity at December 31, 2010, was $304.0 million (8.9% of total assets). As of December 31, 2010, common stockholders’ equity was $247.5 million (7.3% of total assets), equivalent to a book value of $18.40 per common share.

At December 31, 2011, the Company’s tangible common equity to total assets ratio was 6.9% compared to 7.1% at December 31, 2010. The tangible common equity to total risk-weighted assets ratio was 11.5% at December 31, 2011, compared to 12.4% at December 31, 2010.

As of December 31, 2011, the Company’s and the Bank’s regulatory capital levels were categorized as “well capitalized” as defined by the Federal banking agencies’ capital-related regulations. On a preliminary basis, as of December 31, 2011, the Company’s Tier 1 leverage ratio was 9.20%, Tier 1 risk-based capital ratio was 14.80%, and total risk-based capital ratio was 16.06%. On December 31, 2011, and on a preliminary basis, the Bank’s Tier 1 leverage ratio was 8.64%, Tier 1 risk-based capital ratio was 14.05%, and total risk-based capital ratio was 15.30%.

On August 18, 2011, the Company became a participant in the U.S. Treasury’s Small Business Lending Fund (SBLF).  Through the SBLF, the preferred stock issued by the Company under the Treasury’s Capital Purchase Program (CPP) was repaid and a new series of preferred stock totaling $57.9 million was concurrently issued to the Treasury.  The dividend rate on the SBLF preferred stock for the fourth quarter of 2011 was 2.6% and the Company currently expects the dividend rate for the first quarter of 2012 to be approximately 1.0%, subject to confirmation by the Treasury.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses for the quarter ended December 31, 2011, increased $2.9 million to $10.2 million when compared with the quarter ended December 31, 2010.  The provision for loan losses for the year ended December 31, 2011, decreased $294,000 to $35.3 million when compared with the year ended December 31, 2010.  At December 31, 2011, the allowance for loan losses was $41.2 million, a decrease of $255,000 from December 31, 2010.  Net charge-offs were $9.4 million and $6.0 million for the quarters ended December 31, 2011 and 2010, respectively.  Net charge-offs were $35.6 million and $34.2 million for the years ended December 31, 2011 and 2010, respectively.  Ten relationships make up $25.4 million of the net charge-off total for the year ended December 31, 2011.  General market conditions, and more specifically, housing supply, absorption rates and unique circumstances related to individual borrowers and projects also contributed to the level of provisions and charge-offs.  As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the value of these assets with corresponding charge-offs as appropriate.

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, regular reviews by internal staff and regulatory examinations.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management long ago established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers, and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The Bank's allowance for loan losses as a percentage of total loans, excluding loans supported by the FDIC loss sharing agreements, was 2.33%, 2.33%, and 2.48% at December 31, 2011, September, 2011, and December 31, 2010, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at this time, based on recent internal and external reviews of the Company's loan portfolio and current economic conditions.  If economic conditions remain weak or deteriorate significantly, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank and Sun Security Bank non-performing assets, including foreclosed assets, are not included in the non-performing assets totals and the non-performing loans, potential problem loans and foreclosed assets discussion and tables below because losses from these assets are covered under loss sharing agreements with the FDIC.  In addition, FDIC-supported TeamBank, Vantus Bank and Sun Security Bank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, September 4, 2009, and October 7, 2011, respectively.  The overall performance of the TeamBank and Vantus Bank FDIC-covered loan pools has been better than original expectations as of the acquisition dates.  Because of the recent acquisition date for the Sun Security Bank FDIC-covered loan pools, original performance expectations have not materially changed.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets, at December 31, 2011, were $74.4 million, a decrease of $3.9 million from $78.3 million at December 31, 2010, and a decrease of $7.5 million from September 30, 2011.  Non-performing assets as a percentage of total assets were 1.96% at December 31, 2011, compared to 2.30% at December 31, 2010.

Compared to September 30, 2011, non-performing loans decreased $2.4 million to $27.5 million and foreclosed assets decreased $5.1 million to $46.9 million.  Construction and land development loans comprised $9.7 million, or 35.3%, of the total $27.5 million of non-performing loans at December 31, 2011.  Non-performing subdivision construction loans increased $1.6 million in the three months ended December 31, 2011, and were $6.7 million, or 24.2%, of the total non-performing loans at December 31, 2011.

Compared to September 30, 2011, potential problem loans increased $10.3 million, or 23.5%.  This increase was due to $16.5 million of loans added to the category, partially offset by $3.0 million of loans transferred to non-performing loans and $504,000 in charge-offs.

Activity in the non-performing loans category during the quarter ended December 31, 2011, was as follows:

	Beginning Balance, October 1	Additions	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, December 31
	(In thousands)

One- to four-family construction	$1,879	$52	$(245)	$--	$(1,166)	$(18)	$(111)	$391
Subdivision construction	5,063	4,971	(505)	--	(2,002)	(410)	(456)	6,661
Land development	429	2,225	--	--	--	--	--	2,654
Commercial construction	--	--	--	--	--	--	--	--
One- to four-family residential	7,088	1,395	(163)	--	(655)	(394)	(163)	7,108
Other residential	3,245	--	--	--	(3,003)	--	--	242
Commercial real estate	7,474	2,389	(650)	--	--	(3,186)	(64)	5,963
Other commercial	3,810	584	(664)	--	(17)	(205)	(36)	3,472
Consumer	899	401	--	(6)	(71)	(74)	(143)	1,006

Total	$29,887	$12,017	$(2,227)	$(6)	$(6,914)	$(4,287)	$(973)	$27,497

At December 31, 2011, the subdivision construction category of non-performing loans included 11 loans.  The largest relationship in this category, which was added during the quarter, totaled $3.6 million, or 54.3% of the total category, and was collateralized by property in central Arkansas.  The one- to four-family residential category included 70 loans, 10 of which were added during the quarter.  The commercial real estate category included eight loans, two of which were added during the quarter.  The largest relationship in this category, which was added during the quarter ended September 30, 2011, totaled $2.5 million, or 41.9% of the total category, and was collateralized by property in Springfield, Mo.

Activity in the potential problem loans category during the quarter ended December 31, 2011, was as follows:

	Beginning Balance, October 1	Additions	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, December 31
	(In thousands)

One- to four-family construction	$306	$3	$--	$(165)	$--	$--	$--	$144
Subdivision construction	6,781	448	--	(1,010)	--	--	(195)	6,024
Land development	5,201	34	--	--	--	(1,540)	(4)	3,691
Commercial construction	--	--	--	--	--	--	--	--
One- to four-family residential	4,241	3,514	--	--	--	--	(90)	7,665
Other residential	102	8,950	--	--	--	(1,410)	(2)	7,640
Commercial real estate	26,083	2,040	(107)	(1,252)	--	(302)	(663)	25,799
Other commercial	1,217	2,956	(54)	(584)	--	(202)	(16)	3,317
Consumer	42	6	--	(1)	--	--	(3)	44

Total	$43,973	$17,951	$(161)	$(3,012)	$--	$(3,454)	$(973)	$54,324

At December 31, 2011, the commercial real estate category of potential problem loans included 20 loans.  The largest two relationships in this category, which were added during the quarter ended September 30, 2011, had balances of $7.4 million and $5.4 million, respectively, or 49.8% of the total category.  Both relationships were collateralized by properties in southwest Missouri.  The one- to four-family residential category included 60 loans, 29 of which were added during the quarter.  The largest relationship in this category, which was added during the quarter and included six loans, totaled $1.9 million, or 25.1% of the total category, and was collateralized by over 35 separate properties in southwest Missouri.  Another relationship in this category, which was added during the quarter and included 19 loans, totaled $1.1 million, or 14.8% of the total category, and was collateralized by over 30 separate properties in southwest Missouri.  The other residential category included four loans, three of which were added during the quarter.  The largest two relationships in this category, which were added during the quarter, had balances of $3.9 million and $3.6 million, respectively, or 98.7% of the total category.  The relationships were collateralized by apartment buildings in southwest Missouri and central Missouri, respectively.

Activity in foreclosed assets, excluding $20.7 million in foreclosed assets covered by FDIC loss sharing agreements, during the quarter ended December 31, 2011, was as follows:

	Beginning Balance, October 1	Additions	Proceeds from Sales	Capitalized Costs	ORE Expense Write-Downs	Ending Balance, December 31
	(In thousands)

One-to four-family construction	$1,158	$1,166	$(503)	$19	$(210)	$1,630
Subdivision construction	18,475	2,002	(568)	--	(4,336)	15,573
Land development	17,348	--	(6)	--	(3,708)	13,634
Commercial construction	2,747	--	--	--	--	2,747
One- to four-family residential	2,294	709	(911)	9	(252)	1,849
Other residential	4,962	3,003	(112)	--	--	7,853
Commercial real estate	3,513	--	(372)	--	(851)	2,290
Commercial business	79	17	(11)	--	--	85
Consumer	1,385	285	(459)	--	--	1,211

Total	$51,961	$7,182	$(2,942)	$28	$(9,357)	$46,872

At December 31, 2011, the subdivision construction category of foreclosed assets included 53 properties, the largest of which was located in the St. Louis, Mo. metropolitan area and had a balance of $3.8 million, or 27.1% of the total category.  Of the total dollar amount in the subdivision construction category, 19.9% is located in Branson, Mo.  The land development category of foreclosed assets included 24 properties, the largest of which had a balance of $2.8 million, or 20.4% of the total category.  Of the total dollar amount in the land development category, 35.2% was located in northwest Arkansas, including the largest property previously mentioned.

As previously discussed in the non-interest expense section above, the $9.4 million in write-downs of foreclosed assets was the result of management’s evaluation of the foreclosed assets portfolio and decision to more aggressively market certain properties by reducing the asking prices.  Management obtained broker pricing or used recent appraisals that were discounted based on internal experience selling or attempting to sell similar properties to determine the new asking prices.  The majority of these write-downs were made in the subdivision construction and land development categories where properties are more speculative in nature and market activity has been very slow.

BUSINESS INITIATIVES

As part of its long-term strategic plan, the Company anticipates opening two to three banking centers per year as conditions warrant. In December 2011, the Company opened a new banking center in Affton, Mo., a suburb of St. Louis. In addition, a new banking center in O’Fallon, Mo., is expected to open in February 2012. Great Southern Travel anticipates moving its St. Peters office into the O’Fallon office as well. The Affton and O’Fallon facilities were former offices of other banks and provided expedient entries into these two markets. With the addition of these two locations, Great Southern will operate seven banking centers in the St. Louis metro area.

Construction is nearing completion on a new banking center on West Kearney in north Springfield that will replace a leased location approximately one block east of the site. The current banking center’s customer transaction volume is one of the highest in the Company’s franchise. The banking center is expected to open in April 2012.

Construction is well underway on a new banking center on West 135th Street in Olathe, Kan., in an established retail business district. This new banking center will replace the Company’s current banking center at 11120 South Lone Elm Road, which is located in a lesser developed area of Olathe. Great Southern Travel also expects to move its current Olathe office to the new facility. A May 2012 opening is anticipated.

Great Southern Insurance, a wholly-owned subsidiary of Great Southern Bank, moved in November 2011 from its former office at 430 South Avenue in Springfield to an office complex on East Battlefield in southeast Springfield. The new leased space offers better access for customers as the full-service insurance agency looks to grow its retail and commercial insurance business.

In January 2012, the Company launched a new smartphone application for iPhone and Android users providing customers another channel for accessing their accounts.

The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq Global Select Market System under the symbol “GSBC”. The last reported sale price of GSBC stock in the quarter ended December 31, 2011, was $23.59.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. The Company operates 104 banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas and Nebraska.

www.GreatSouthernBank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities, including but not limited to the recently completed FDIC-assisted transaction involving Sun Security Bank, might not be realized within the anticipated time frames or at all, the possibility that the amount of the gain the Company ultimately recognizes from the Sun Security Bank transaction will be materially different from the preliminary gain recorded, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company’s market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (v) the possibility of other-than-temporary impairments of securities held in the Company’s securities portfolio; (vi) the Company’s ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) demand for loans and deposits in the Company’s market areas; (ix) legislative or regulatory changes that adversely affect the Company’s business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the new overdraft protection regulations and customers’ responses thereto; (x) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xi) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xii) the uncertainties arising from the Company’s participation in the Small Business Lending Fund, including uncertainties concerning the potential future redemption by us of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; (xiii) costs and effects of litigation, including settlements and judgments; and (xiv) competition.  The Company wishes to advise readers that the factors listed above and other risks described from time to time in the Company’s filings with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the quarters and years ended December 31, 2011, and 2010, are not necessarily indicative of the results of operations which may be expected for any future period.

	December 31,	December 31,
	2011	2010
Selected Financial Condition Data:	(In thousands)

Total assets	$3,789,037	$3,411,505
Loans receivable, gross	2,159,355	1,918,374
Allowance for loan losses	41,232	41,487
Foreclosed assets, net	67,621	60,262
Available-for-sale securities, at fair value	875,411	769,546
Deposits	2,963,539	2,595,893
Total borrowings	485,853	495,554
Total stockholders’ equity	324,587	304,009
Common stockholders’ equity	266,644	247,529
Non-performing assets (excluding FDIC-covered assets)	74,369	78,320

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2011	2010	2011	2010	2011
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$50,518	$52,290	$198,667	$173,191	$49,965
Interest expense	8,290	10,838	35,146	47,850	8,325
Net interest income	42,228	41,452	163,521	125,341	41,640
Provision for loan losses	10,205	7,330	35,336	35,630	8,500
Non-interest income	17,398	(3,416)	12,260	31,952	(1,207)
Non-interest expense	37,900	23,351	104,663	88,904	23,017
Provision for income taxes	(512)	1,014	5,513	8,894	2,463
Net income	$12,033	$6,341	$30,269	$23,865	$6,453
Net income available-to-common shareholders	$11,660	$5,482	$26,259	$20,462	$4,443

	At or For the Three Months Ended		At or For the Year Ended		At or For the Three Months Ended
	December 31,		December 31,		September 30,
	2011	2010	2011	2010	2011
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$0.85	$0.39	$1.93	$1.46	$0.33
Book value	$19.78	$18.40	$19.78	$18.40	$19.03

Earnings Performance Ratios:
Annualized return on average assets	1.32%	0.74%	0.87%	0.68%	0.76%
Annualized return on average stockholders’ equity	18.13%	10.02%	11.57%	9.42%	9.78%
Net interest margin	5.10%	5.34%	5.18%	3.93%	5.37%
Average interest rate spread	5.00%	5.22%	5.06%	3.81%	5.22%
Efficiency ratio	63.56%	61.39%	59.54%	56.52%	56.93%
Non-interest expense to average total assets	4.15%	2.74%	2.99%	2.52%	2.70%

Asset Quality Ratios:
Allowance for loan losses to period-end loans	2.33%	2.48%	2.33%	2.48%	2.33%
Non-performing assets to period-end assets	1.96%	2.30%	1.96%	2.30%	2.39%
Non-performing loans to period-end loans	1.26%	1.52%	1.26%	1.52%	1.48%
Annualized net charge-offs to average loans	1.97%	1.44%	2.05%	2.05%	1.98%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	December 31, 2011	December 31, 2010	September 30, 2011
Assets

Cash	$87,911	$69,756	$81,248
Interest-bearing deposits in other financial institutions	248,569	360,215	264,052
Federal funds sold	43,769	—	—
Cash and cash equivalents	380,249	429,971	345,300

Available-for-sale securities	875,411	769,546	795,404
Held-to-maturity securities	1,865	1,125	1,865
Mortgage loans held for sale	28,920	22,499	19,969
Loans receivable (1), net of allowance for loan losses of $41,232 and $41,487 at December 2011 and 2010, respectively	2,118,123	1,876,887	1,958,872
FDIC indemnification asset	108,004	100,878	62,567
Interest receivable	13,848	12,628	11,582
Prepaid expenses and other assets	90,238	52,390	74,828
Foreclosed assets held for sale (2), net	67,621	60,262	65,674
Premises and equipment, net	84,192	68,352	79,145
Goodwill and other intangible assets	6,929	5,395	4,772
Federal Home Loan Bank stock	12,088	11,572	11,236
Current and deferred income taxes	1,549	—	—
Total Assets	$3,789,037	$3,411,505	$3,431,214

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$2,963,539	$2,595,893	$2,618,819
Federal Home Loan Bank advances	184,437	153,525	151,512
Securities sold under reverse repurchase agreements with customers	216,737	257,180	245,723
Structured repurchase agreements	53,090	53,142	53,103
Short-term borrowings	660	778	660
Subordinated debentures issued to capital trust	30,929	30,929	30,929
Accrued interest payable	2,277	3,765	2,517
Advances from borrowers for taxes and insurance	1,572	1,019	2,589
Accounts payable and accrued expenses	11,209	10,395	10,699
Current and deferred income taxes	—	870	289
Total Liabilities	3,464,450	3,107,496	3,116,840

Stockholders’ Equity
Capital stock
Serial preferred stock - CPP, $.01 par value; authorized 1,000,000 shares; issued and outstanding 2011 – 0 shares, 2010 – 58,000 shares	—	56,480	—
Serial preferred stock - SBLF, $.01 par value; authorized 1,000,000 shares; issued and outstanding 2011 – 57,943 shares, 2010 – 0 shares	57,943	—	57,943
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding 2011 – 13,479,856 shares, 2010 – 13,454,000 shares	134	134	134
Common stock warrants; 2011 – 0 shares, 2010 – 909,091 shares	—	2,452	—
Additional paid-in capital	17,183	20,701	17,067
Retained earnings	236,914	220,021	227,623
Accumulated other comprehensive gain	12,413	4,221	11,607
Total Stockholders’ Equity	324,587	304,009	314,374

Total Liabilities and Stockholders’ Equity	$3,789,037	$3,411,505	$3,431,214

(1)
At December 31, 2011 and 2010 and September 30, 2011, includes loans, net of discounts, totaling $391.5 million, $304.8 million and $267.0 million, respectively, which are subject to FDIC support through loss sharing agreements.

(2)
At December 31, 2011 and 2010 and September 30, 2011, includes foreclosed assets, net of discounts, totaling $20.7 million, $11.4 million and $13.7, respectively, which are subject to FDIC support through loss sharing agreements.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2011	2010	2011	2010	2011
Interest Income
Loans	$43,588	$46,085	$171,201	$145,832	$43,286
Investment securities and other	6,930	6,205	27,466	27,359	6,679
	50,518	52,290	198,667	173,191	49,965
Interest Expense
Deposits	6,103	8,593	26,370	38,427	6,120
Federal Home Loan Bank advances	1,322	1,339	5,242	5,516	1,319
Short-term borrowings and repurchase agreements	716	760	2,965	3,329	746
Subordinated debentures issued to capital trust	149	146	569	578	140
	8,290	10,838	35,146	47,850	8,325

Net Interest Income	42,228	41,452	163,521	125,341	41,640
Provision for Loan Losses	10,205	7,330	35,336	35,630	8,500
Net Interest Income After Provision for Loan Losses	32,023	34,122	128,185	89,711	33,140

Noninterest Income
Commissions	1,989	1,957	8,915	8,284	2,003
Service charges and ATM fees	4,793	4,319	18,063	18,652	4,734
Net gains on loan sales	1,172	1,062	3,524	3,765	743
Net realized gains (losses) on sales and impairments of available-for-sale securities	(215)	(119)	(132)	8,787	483
Late charges and fees on loans	180	156	651	767	187
Net change in interest rate swap fair value	(10)	—	(10)	—	—
Initial gain recognized on business acquisition	16,486	—	16,486	—	—
Accretion of income related to business acquisition	(7,836)	(11,388)	(37,797)	(10,427)	(9,911)
Other income	839	597	2,560	2,124	554
	17,398	(3,416)	12,260	31,952	(1,207)

Noninterest Expense
Salaries and employee benefits	13,794	11,437	48,836	44,842	11,760
Net occupancy expense	4,856	4,035	16,162	14,341	3,977
Postage	885	809	3,170	3,303	719
Insurance	405	1,273	4,938	4,562	1,589
Advertising	441	626	1,490	1,932	366
Office supplies and printing	417	342	1,337	1,522	288
Telephone	693	592	2,471	2,333	640
Legal, audit and other professional fees	1,369	899	3,837	2,867	983
Expense on foreclosed assets	9,942	78	11,846	4,914	848
Other operating expenses	5,098	3,260	10,576	8,288	1,847
	37,900	23,351	104,663	88,904	23,017

Income Before Income Taxes	11,521	7,355	35,782	32,759	8,916
Provision (Credit) for Income Taxes	(512)	1,014	5,513	8,894	2,463
Net Income	12,033	6,341	30,269	23,865	6,453
Preferred stock dividends and discount accretion	373	859	2,798	3,403	798
Non-cash deemed preferred stock dividend	—	—	1,212	—	1,212

Net Income Available to Common Shareholders	$11,660	$5,482	$26,259	$20,462	$4,443

Earnings Per Common Share
Basic	$0.87	$0.41	$1.95	$1.52	$0.33
Diluted	$0.85	$0.39	$1.93	$1.46	$0.33

Dividends Declared Per Common Share	$0.18	$0.18	$0.72	$0.72	$0.18

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $697,000 and $518,000 for the quarter months ended December 31, 2011, and 2010, respectively.  Fees included in interest income were $2.3 million and $2.0 million for the year ended December 31, 2011, and 2010, respectively.  Tax-exempt income was not calculated on a tax equivalent basis.  The table does not reflect any effect of income taxes.

	December 31, 2011(1)	Three Months Ended December 31, 2011			Three Months Ended December 31, 2010
	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
		(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	5.25%	$360,003	$7,516	8.28%	$328,328	$6,220	7.52%
Other residential	5.48	277,058	4,196	6.01	226,599	3,220	5.64
Commercial real estate	5.66	751,470	13,406	7.08	655,083	14,609	8.85
Construction	5.35	269,264	8,290	12.21	285,362	11,158	12.16
Commercial business	5.64	228,236	4,777	8.30	177,641	5,444	15.51
Other loans	7.11	215,935	4,416	8.11	213,366	4,517	8.40
Industrial revenue bonds	5.92	66,769	987	5.86	72,513	917	5.02

Total loans receivable	5.86	2,168,735	43,588	7.97	1,958,892	46,085	9.33

Investment securities	3.43	859,283	6,845	3.16	753,595	6,053	3.19
Other interest-earning assets	0.23	258,135	85	0.13	367,238	152	0.16

Total interest-earning assets	4.75	3,286,153	50,518	6.10	3,079,725	52,290	6.74
Non-interest-earning assets:
Cash and cash equivalents		77,803			79,806
Other non-earning assets		285,936			248,874
Total assets		$3,649,892			$3,408,405

Interest-bearing liabilities:
Interest-bearing demand and savings	0.61	$1,240,068	1,986	0.64	$987,901	2,128	0.85
Time deposits	1.29	1,243,094	4,117	1.31	1,333,931	6,465	1.92
Total deposits	0.94	2,483,162	6,103	0.98	2,321,832	8,593	1.47
Short-term borrowings and repurchase agreements	1.03	299,956	716	0.95	324,969	760	0.93
Subordinated debentures issued to capital trust	1.99	30,929	149	1.91	30,929	146	1.87
FHLB advances	2.99	179,514	1,322	2.92	153,753	1,339	3.46

Total interest-bearing liabilities	1.07	2,993,561	8,290	1.10	2,831,483	10,838	1.52
Non-interest-bearing liabilities:
Demand deposits		317,863			258,027
Other liabilities		15,093			9,330
Total liabilities		3,326,517			3,098,840
Stockholders’ equity		323,375			309,565
Total liabilities and stockholders’ equity		$3,649,892			$3,408,405

Net interest income:
Interest rate spread	3.68%		$42,228	5.00%		$41,452	5.22%
Net interest margin*				5.10%			5.34%
Average interest-earning assets to average interest-bearing liabilities		109.8%			108.8%

______________
*Defined as the Company’s net interest income divided by total interest-earning assets.
(1)
The yield/rate on loans at December 31, 2011 does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on 2011 results of operations.

	December 31, 2011(1)	Year Ended December 31, 2011			Year Ended December 31, 2010
	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
		(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	5.25%	$321,325	$25,076	7.80%	$336,418	$22,156	6.59%
Other residential	5.48	256,156	15,536	6.07	219,983	13,036	5.93
Commercial real estate	5.66	690,413	54,698	7.92	677,760	49,301	7.27
Construction	5.35	265,102	33,966	12.81	320,500	26,101	8.77
Commercial business	5.64	194,622	20,953	10.77	173,837	15,250	8.14
Other loans	7.11	210,857	16,898	8.01	223,101	16,096	7.21
Industrial revenue bonds	5.92	69,425	4,074	5.87	67,762	3,892	5.74

Total loans receivable	5.86	2,007,900	171,201	8.53	2,019,361	145,832	7.22

Investment securities	3.43	841,308	26,962	3.20	760,924	26,858	3.53
Other interest-earning assets	0.23	307,426	504	0.16	407,377	501	0.12

Total interest-earning assets	4.75	3,156,634	198,667	6.29	3,187,662	173,191	5.43
Non-interest-earning assets:
Cash and cash equivalents		75,019			77,074
Other non-earning assets		267,201			263,307
Total assets		$3,498,854			$3,528,043

Interest-bearing liabilities:
Interest-bearing demand and savings	0.61	$1,111,045	7,975	0.72	$922,885	8,468	0.92
Time deposits	1.29	1,253,937	18,395	1.47	1,484,580	29,959	2.02
Total deposits	0.94	2,364,982	26,370	1.12	2,407,465	38,427	1.60
Short-term borrowings and repurchase agreements	1.03	303,944	2,965	0.98	344,861	3,329	0.97
Subordinated debentures issued to capital trust	1.99	30,929	569	1.84	30,929	578	1.87
FHLB advances	2.99	159,148	5,242	3.29	162,378	5,516	3.40

Total interest-bearing liabilities	1.07	2,859,003	35,146	1.23	2,945,633	47,850	1.62
Non-interest-bearing liabilities:
Demand deposits		306,728			253,699
Other liabilities		14,476			19,153
Total liabilities		3,180,207			3,218,485
Stockholders’ equity		318,647			309,558
Total liabilities and stockholders’ equity		$3,498,854			$3,528,043

Net interest income:
Interest rate spread	3.68%		$163,521	5.06%		$125,341	3.81%
Net interest margin*				5.18%			3.93%
Average interest-earning assets to average interest-bearing liabilities		110.4%			108.2%
______________
*Defined as the Company’s net interest income divided by total interest-earning assets.
(1)
The yield/rate on loans at December 31, 2011 does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on 2011 results of operations.